UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 4, 2012 (November 28, 2012)

BEL FUSE INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-11676	22-1463699
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (201) 432-0463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[      ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                  [      ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[      ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                  [      ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 28, 2012, Bel Fuse Inc. ("Bel" or the "Company") entered into a Stock and Asset Purchase Agreement (the "Agreement") with Tyco Electronics Corporation ("Seller") pursuant to which the Company has agreed to acquire the Transpower magnetics business of TE Connectivity ("TE") from Seller for approximately $22.4 million in cash and the assumption of certain liabilities.  Included in the Company's purchase of the Transpower magnetics business are the integrated connector module ("ICM") family of products, including RJ45, 10/100 Gigabit, 10G, PoE/PoE+, MRJ21 and RJ.5, a line of modules for smart-grid applications and discrete magnetics.  Bel will also receive a license to produce ICM products using TE's planar embedded magnetics technology.  The Agreement has been approved by the Company's Board of Directors.  The acquisition is expected to be completed in the first quarter of 2013, subject to the satisfaction of customary conditions.

The purchase price of $22.4 million is subject to certain adjustments, including working capital adjustments and those related to the closing cash balance.

The Company and Seller have made customary representations and warranties, which will generally survive for a period of 12 months following the closing of the transaction.  The parties have rights to indemnification for, among other things, breaches of representations and warranties, subject to certain limitations on indemnification, and for non-performance of their respective covenants.

The Agreement contains customary termination rights for both the Company and Seller, including in most cases, by either party if the transaction has not closed by May 28, 2013.

In addition, the Seller has agreed, subject to certain qualifications, that for a period of three years after the closing, it will not, directly or indirectly, engage in a business that manufactures, sells or distributes certain of the products manufactured by the Transpower magnetics business.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Agreement itself, a copy of which is furnished as Exhibit 2.1 to this Current Report and incorporated herein by reference.  The Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company or Seller.  The representations, warranties and covenants contained in the Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  In addition, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in a confidental disclosure schedule that the parties have exchanged, which has been omitted pursuant to Item 601(b)(2) of Regulation S-K.

ITEM 8.01  OTHER EVENTS.

On November 29, 2012, the Company issued a press release announcing entry into a definitive agreement to acquire the Transpower magnetics business of TE Connectivity from Tyco Electronics Corporation.  A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

As described in Items 1.01 and 8.01 of this Report, the following Exhibits are furnished as part of this Current Report on Form 8-K:

2.1     Stock and Asset Purchase Agreement, dated as of November 28, 2012, by and between Tyco Electronics Corporation and Bel Fuse Inc.

99.1   Press Release of Bel Fuse Inc. dated November 29, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2012	BEL FUSE INC.
(Registrant)

By:	/s/ Daniel Bernstein
Daniel Bernstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, dated as of November 28, 2012, by and between Tyco Electronics Corporation and Bel Fuse Inc.

99.1	Press release, dated November 29, 2012 issued by the Company.